SCHEDULE 14A

(Rule 14a-101)

    INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[x]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials

ROSS STORES, INC.
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(Name of Registrant as Specified In Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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____________________________________________________________________________________
      1) Amount previously paid:
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April 15, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Ross Stores, Inc. Annual Meeting of Stockholders, which will be held on Wednesday, May 18, 2011 at 1:00 p.m. PDT, at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050. If you will need special assistance at the meeting, please contact Ms. Lovita Brewer, Legal Department, Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050, (925) 965-4231, at least ten days before the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.
Michael Balmuth
Vice Chairman and
Chief Executive Officer

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ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
to be Held on May 18, 2011

To Our Stockholders:

Please take notice that the 2011 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, May 18, 2011 at 1:00 p.m. PDT, at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, for the following purposes:

1.	To elect two Class I directors for a three-year term.

2.	To approve the existing Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.

3.	To approve an amendment to the Company’s Certificate of Incorporation to adopt annual elections for directors.

4.	To hold an advisory vote on executive compensation.

5.	To hold an advisory vote on the frequency of holding future advisory votes on executive compensation.

6.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012.

7.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 25, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

The available voting methods (by Internet, by telephone, or by mail), are described on the next page. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,
Mark LeHocky
Corporate Secretary

April 15, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2011: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2011 Annual Meeting to be held on May 18, 2011. If you are a stockholder of record of Ross Stores, Inc. as of March 25, 2011, you have the right to vote your shares, and may elect to do so, by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting by Internet or by telephone. Both methods are generally available 24-hours-a-day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

	a.	Go to the web site at www.proxyvote.com 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the proxy card.
	c.	Follow the simple instructions.

2.	BY TELEPHONE

	a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the proxy card.
	c.	Follow the simple recorded instructions.

3.	BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

	a.	Mark your selections on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you are considered a beneficial owner, whose stock is held in “street name,” and you will receive instructions for granting proxies from your bank, broker or other agent, rather than a proxy card. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions Inc. (“Broadridge”) that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.

We must receive votes submitted by Internet, phone, or mail by 11:59 p.m. PDT on May 17, 2011. Submitting your proxy via the telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Note about your vote and stock in brokerage accounts: If YOU do not vote your shares on Proposal One (election of directors), your brokerage firm can no longer vote them for you; those shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in routine director elections. However, stock exchange rules changed on January 1, 2010 and brokers are no longer allowed to vote uninstructed shares. So please make your vote count and provide instructions to your broker regarding the election of directors.

Your vote is important. Thank you for voting.

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Defined Contribution and Deferred Compensation Plans	29

Employment Agreements	30

Tax and Accounting-Related Matters	30

Additional Executive Compensation Policies	31

Compensation Committee Report	32

Summary Compensation Table	33

Discussion of Summary Compensation Table	36

Grants of Plan-Based Awards During Fiscal Year	36

Outstanding Equity Awards at Fiscal Year-End	38

Option Exercises and Stock Vested	40

Non-Qualified Deferred Compensation	41

Potential Payments Upon Termination or Change in Control	42

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	48

RELATED PERSON TRANSACTIONS	48

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49

PROXY SOLICITATION FEES	49

TRANSACTION OF OTHER BUSINESS	49

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	49

APPENDIX A – PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION	50

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

ROSS STORES, INC.
4440 Rosewood Drive
Pleasanton, California 94588-3050
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying Proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation (“we” or the "Company"), for use at the Company’s 2011 Annual Meeting of Stockholders to be held on Wednesday, May 18, 2011 at 1:00 p.m. PDT, or any adjournment thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 25, 2011 are entitled to vote. The Annual Meeting will be held at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

The date of this Proxy Statement is April 15, 2011, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended January 29, 2011, including financial statements, is enclosed with this Proxy Statement.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect two Class I directors to serve a three-year term; (2) approve the existing Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code; (3) approve an amendment to the Company’s Certificate of Incorporation to adopt annual elections for directors; (4) provide an advisory vote on executive compensation; (5) provide an advisory vote on the frequency of holding future advisory votes on executive compensation; (6) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012; and (7) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding, on March 25, 2011, the record date, 117,483,189 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, the Company's stockholder list will be available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR each proposal (or as to Proposal 5, for a frequency of every three years for the holding of future advisory votes on executive compensation). Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2011 (except as noted in footnote (2)) regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Owner and	Amount and Nature of	(1)	Percent of Common
the Directors and Executive Officers	Beneficial Ownership		Stock Outstanding
FMR LLC	14,185,145	(2)	11.91%
82 Devonshire St.
Boston, MA 02109

BlackRock, Inc.	8,820,923	(2)	7.4%
40 East 52nd St.
New York, NY 10022

The Vanguard Group, Inc.	7,216,189	(2)	6.1%
100 Vanguard Blvd.
Malvern, PA 19355

Michael Balmuth	410,375	(3)	*
K. Gunnar Bjorklund	58,363	(4)	*
Michael J. Bush	59,881	(5)	*
Norman A. Ferber	38,204	(6)	*
Sharon D. Garrett	55,648	(7)	*
George P. Orban	1,410,809	(8)	1.2%
Gregory L. Quesnel	5,299	(9)	*
Donald H. Seiler	620,014	(10)	*
John G. Call	128,250	(11)	*
Barbara Rentler	261,775	(12)	*
Michael O’Sullivan	386,279	(13)	*
James S. Fassio	311,650	(14)	*
All executive officers (as defined by Rule 3b-7 of	3,923,951	(15)	3.3%
the Securities and Exchange Act of 1934) and
directors as a group (13 persons, including the
executive officers and directors named above)
____________________

*Less than 1%

(1)	To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and the information contained in the footnotes to this table.
(2)	Information is as of December 31, 2010 and based on Schedule 13G and 13G/A filings made with the Securities and Exchange Commission.
(3)	Mr. Balmuth. Includes options to purchase 26,243 shares of the Company's common stock exercisable within 60 days of March 1, 2011. Also includes 217,988 shares of the Company's common stock that were granted under the Company's 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 161,292 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
(4)	Mr. Bjorklund. Includes options to purchase 52,474 shares of the Company’s common stock exercisable within 60 days of March 1, 2011. Also includes 3,730 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(5)	Mr. Bush. Includes options to purchase 52,474 shares of the Company’s common stock exercisable within 60 days of March 1, 2011. Also includes 3,730 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(6)	Mr. Ferber. Includes options to purchase 34,474 shares of the Company’s common stock exercisable within 60 days of March 1, 2011. Also includes 3,730 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(7)	Ms. Garrett. Includes options to purchase 50,474 shares of the Company’s common stock exercisable within 60 days of March 1, 2011. Also includes 3,730 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(8)	Mr. Orban. Includes 1,188,496 shares held in the name of Orban Partners and 75,950 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the Company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 58,474 shares of the Company's common stock exercisable within 60 days of March 1, 2011. Also includes 3,730 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(9)	Mr. Quesnel. Includes 4,052 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(10)	Mr. Seiler. Includes options to purchase 8,094 shares of the Company's common stock exercisable within 60 days of March 1, 2011. Also includes 3,730 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.
(11)	Mr. Call. Includes options to purchase 98,000 shares of the Company's common stock exercisable within 60 days of March 1, 2011. Also includes 19,021 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 6,499 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
(12)	Ms. Rentler. Includes 218,848 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 25,992 shares of the Company’s Common Stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
(13)	Mr. O’Sullivan. Includes options to purchase 197,919 shares of the Company's common stock exercisable within 60 days of March 1, 2011. Also includes 163,564 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 24,796 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
(14)	Mr. Fassio. Includes options to purchase 97,557 shares of the Company's common stock exercisable within 60 days of March 1, 2011. Also includes 113,778 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 19,494 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.
(15)	Includes 676,183 shares subject to outstanding options held by directors and executive officers, which were exercisable within 60 days of March 1, 2011. Also includes 759,631 shares of the Company's common stock granted under the Company's 2004 and 2008 Equity Incentive Plans that remain subject to vesting. Also includes 238,073 shares of the Company’s Common Stock granted pursuant to Performance Share Awards under the 2008 Equity Incentive Plan, which remain subject to vesting.

PROPOSAL 1
ELECT CLASS I DIRECTORS

If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified, unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

Vote Required and Board of Directors’ Recommendation

The plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Therefore, the two nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

The Board of Directors unanimously recommends that the stockholders vote FOR the two Class I director nominees listed below – George P. Orban and Donald H. Seiler.

 INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company currently provide that the number of members of the Board of Directors of the Company (the “Board”) may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors currently is three years and the terms of office of the three classes overlap. The Board currently consists of nine authorized members. There is currently one vacancy in Class I of our Board of Directors, the class standing for re-election.

The terms of the two current Class I directors, George P. Orban and Donald H. Seiler, will expire on the date of the upcoming Annual Meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board of Directors at the meeting. The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to serve as members of Class I of the Board until the 2014 Annual Meeting of Stockholders, are the two incumbent Class I directors. If any of the nominees declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominees as the Nominating and Corporate Governance Committee may designate. Proxies cannot be voted for more than the two nominees.

The following table indicates the name, age, business experience, principal occupation and term of office of each nominee standing for election at the 2011 Annual Meeting, and of each director of the Company whose term of office as a director will continue after the 2011 Annual Meeting.

			Director
	Principal Position	Age	Since

Nominees for Election as Class I Directors with Terms Expiring in 2014

George P. Orban	Managing partner of Orban Partners, a private investment company, since 1984. Chairman of the Board of Egghead.com, Inc. from 1997 to 2001, and Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	65	1982

Donald H. Seiler	Founding Partner of Seiler, LLP since 1957; Member of the Board of Directors, Greater Bay Bancorp, from 1989 to 2007; Mr. Seiler is a Certified Public Accountant. The Nominating and Corporate Governance Committee has noted Mr. Seiler’s financial and accounting experience and his longstanding familiarity with the Company.	82	1982

Incumbent Class II Directors with Terms Expiring in 2012

Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the Company since 1996; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; Senior Vice President, Merchandising from 1989 to 1993. The Nominating and Corporate Governance Committee has noted Mr. Balmuth’s long history and extensive executive and merchandising experience with the Company.	60	1996

K. Gunnar Bjorklund	Managing Director, Sverica International, since 1991. Director, Corporate Strategic Planning for American Express Company, from 1987 to 1990. Management Consultant with McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience.	51	2003

Sharon D. Garrett	Senior Vice President, Reimbursement Services, American Medical Response, Inc., since 2007; Management Consultant, 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; Chief Executive Officer of Zyan Communications from April 2000 to November 2000; Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience.	62	2000

Incumbent Class III Directors with Terms Expiring in 2013

Michael J. Bush
President and CEO, NTN Buzztime, Inc., since 2010, member of the Board of Directors since 2009; President and CEO, 3 Day Blinds, Inc., from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; Managing Member, B IV Investments, LLC since 2007; President and Chief Executive Officer, Anchor Blue Retail Group from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and a member of the Board of Directors of Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and retail experience.
		50	2001

Norman A. Ferber	Consultant to the Company since 1996. Chairman of the Board since 1993; Chief Executive Officer of the Company from 1988 to 1996; President 1993 to 1996; Chief Operating Officer from 1987 to 1988. Prior to 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company. The Nominating and Corporate Governance Committee has noted Mr. Ferber’s long history and extensive executive and merchandising experience with the Company.	62	1987

Gregory L. Quesnel
Member of the Board of Directors, SYNNEX Corporation, since September 2005 (also Chairman of the Audit Committee and member of the Audit, Executive, Nominating and Corporate Governance committees); Member of the Board of Directors, Potlatch Corporation since 2000 (also member of the Audit, Finance, Compensation, and Nominating and Corporate Governance committees); Chief Executive Officer, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997 (Senior Vice President and Chief Financial Officer from 1991 to 1994). The Nominating and Corporate Governance Committee has noted Mr. Quesnel’s executive and financial experience.
		62	2009

During fiscal 2010, the Board held five meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Quesnel and Seiler are each an independent director under the applicable listing standards of the NASDAQ Stock Market, Inc. Global Select Market’s (“NASDAQ”). During the fiscal year, the independent directors had four meetings in executive session without management.

We have standing audit, compensation, and nominating and corporate governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com, under “Corporate Governance,” in the “Investors” section. The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors and business partners. Both of these Codes also are posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management and Committees. Our Board has separated the roles of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”), and has appointed Norman A. Ferber to serve as Chairman. Mr. Ferber is not an employee or executive officer of the Company, but has worked as a consultant to the Company since 1996. He was formerly the Company’s CEO from January 1988 through August 1996. Our current CEO, Michael Balmuth, has been designated Vice Chairman of the Board.

Our Board has determined that this leadership structure is appropriate because it has worked effectively for many years. Our Board seeks to have both strong leadership as a Board and a strong CEO. Our experience has shown that separation of the roles of Chairman and of CEO can contribute to the effectiveness of both. However, for this structure to be the most effective, it is key who fills each of those roles, and our Board believes that it is preferable for both to have deep industry expertise and organizational familiarity with the Company. Mr. Ferber previously served as our CEO, which we believe contributes to the effectiveness of our current leadership structure.

Our Board exercises oversight over our risk management activities, requesting and receiving reports from management, including direct reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Audit Committee. The members of the Audit Committee during fiscal 2010 were Ms. Garrett and Messrs. Seiler, Bush and Quesnel. Each of the members of the Audit Committee is independent for purposes of applicable NASDAQ listing standards and rules issued by the Securities and Exchange Commission. The Board of Directors has also determined that Mr. Seiler is considered to be an “audit committee financial expert” and that Ms. Garrett and Messrs. Bush and Quesnel are each “financially literate,” as those terms are defined in rules issued by the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of accounting and financial controls, reviewing the Company’s critical accounting policies, oversight of the internal audit function, and reviewing and approving related party transactions. The Audit Committee held eight meetings during the 2010 fiscal year. The functions and activities of the Audit Committee are further described below under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2010 were Messrs. Orban and Bjorklund, each of whom is independent for purposes of the applicable NASDAQ listing standards. This committee held nine meetings during fiscal 2010. The Compensation Committee serves to carry out the responsibilities of the Board of Directors relating to compensation of the Company's executives, including the compensation of our CEO. This committee oversees and administers the policies and plans that govern the cash, equity and incentive compensation of executive officers and non-employee directors of the Company. This committee also is responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company's 2008 Equity Incentive Plan and applicable predecessor plans (collectively, the “Equity Incentive Plans”) and Incentive Compensation Plan, and administering the Company’s Employee Stock Purchase Plan, 401(k) Plan and Nonqualified Deferred Compensation Plan. This committee is also appointed to assist the Board in succession planning and development and retention of senior management talent, and to ensure leadership continuity and organizational strength to achieve the Company's short- and long-term goals.

After review by the Compensation Committee and management regarding the Company’s compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation polices or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2010 were Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Quesnel and Seiler. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on matters involving our corporate governance. This committee held three meetings during fiscal 2010.

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence and skill of candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity; however, this Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for evaluating candidates to fill such vacancy. This Committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria including those listed below:

(i)	personal and professional integrity, ethics and values;
(ii)	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;
(iii)	relevant business experience, at a senior management level, preferably in a retail or related industry;
(iv)	experience as a board member of another publicly held company;
(v)	academic expertise in an area of the Company’s operations;
(vi)	practical and mature business judgment, including the ability to make independent analytical inquiries;
(vii)	whether the nominee is “independent” for purposes of Securities and Exchange Commission rules and NASDAQ listing standards applicable to the Company;
(viii)	potential conflicts of interest; and
(ix)	other qualifications and characteristics the Committee believes are pertinent.

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders, based on the same criteria listed above that would apply to candidates identified by a Committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable NASDAQ listing standards, and for at least one director to possess the attributes necessary to be an “audit committee financial expert.”

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year’s Proxy Statement sent to stockholders. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050. Communications from stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, repetitive, in bad taste or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or if it relates to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors will attend, absent a valid reason, such as an unavoidable scheduling conflict. Last year, all of the then serving members of the Board of Directors attended the 2010 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors, for their services during fiscal 2010:

Director Compensation (Fiscal 2010)
	Fees Earned or			All Other
	Paid	Option	Stock Awards	Compensation	Total
Name	in Cash (1)	Awards	(2)	(3)	Compensation
Norman A. Ferber	$0	$ 0	$80,647	$1,302,219	$1,382,866
Michael Balmuth*	$0	$ 0	$0	$0	$0
K. Gunnar Bjorklund	$61,500	$ 0	$80,647	$0	$142,147
Michael J. Bush	$65,500	$ 0	$80,647	$0	$146,147
Sharon D. Garrett	$65,500	$ 0	$80,647	$0	$146,147
George P. Orban	$86,500	$ 0	$80,647	$0	$167,147
Gregory L. Quesnel	$65,500	$ 0	$80,647	$0	$146,147
Donald H. Seiler	$109,500	$ 0	$80,647	$0	$190,147

*
Mr. Balmuth does not receive any separate compensation for his service as a member of the Board. Information regarding compensation for Mr. Balmuth is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

(1)	In fiscal 2010, the Compensation Committee and Nominating and Corporate Governance Committee each held three uncompensated meetings.
(2)	Stock award values reflect the total value determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ on the date of grant. For fiscal 2010, the amounts shown for Ms. Garrett and Messrs. Ferber, Bjorklund, Bush, Orban, Quesnel and Seiler reflect: a restricted stock award of 1,559 shares granted on May 19, 2010, with a total award value of $80,647 at grant date. The outstanding equity awards at fiscal year end for non-employee Directors were as follows:
	a.	Mr. Ferber: 3,730 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	b.	Mr. Bjorklund: 3,730 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	c.	Mr. Bush: 3,730 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	d.	Ms. Garrett: 3,730 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	e.	Mr. Orban: 3,730 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	f.	Mr. Quesnel: 4,052 shares of the Company’s common stock that were granted under the Company’s Equity Incentive Plans that remain subject to vesting.
	g.	Mr. Seiler: 3,730 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
(3)	All other compensation for Mr. Ferber is paid pursuant to his Consultancy Agreement and Retirement Benefit Package Agreement described below under the caption Other Director Compensation. The amount listed is comprised of consulting fees of $1,100,000; benefits valued at $82,121 paid under the terms of his Retirement Benefit Package Agreement (which includes executive medical, dental, vision and mental health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance, estate planning, expense reimbursements and certain “matching contributions” (as that term is defined in his agreement)); income tax gross-up payments of $15,112; and administrative support inclusive of benefits valued at $104,986. As noted in the Perquisites table and discussion on page 35, occasionally directors and family members of executives or directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

During the 2010 fiscal year, directors who were not employees of the Company (“non-employee directors”) received an annual retainer fee of $42,000 (paid quarterly), plus $1,500 for attendance at each Board meeting, $2,000 for attendance at each meeting of the Audit Committee or Compensation Committee of the Board, and $1,000 for attendance at each meeting of the Nominating and Corporate Governance Committee. The Chairman of the Audit Committee (Mr. Seiler) and the Chairman of the Compensation Committee (Mr. Orban) received additional annual retainers of $44,000 and $25,000, respectively.

In fiscal 2008, the Ross Stores, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) was approved by the Company’s stockholders. Under the terms of the 2008 Plan, the Compensation Committee adopted the Nonemployee Director Equity Award Program (the “Program”) which provides for the automatic grant of restricted stock awards each year to the Company’s non-employee directors. The Company has transitioned directors from options to restricted stock awards. This change was intended to reduce the dilution resulting from option grants and to align directors with the way executives are currently compensated. As with the formula under which options were granted in the past, the full value award base amount for grants of restricted stock increases 3% annually. In fiscal 2011, we will be terminating the Program; going forward, the Compensation Committee will instead determine director equity awards on an annual basis, including any equity awards for newly appointed non-employee directors.

The Program provides that new directors, upon joining the Board, receive an initial restricted stock award, determined by a formula, for a number of shares equal to a base amount of $130,000 (increasing 3% each fiscal year beginning in 2009) divided by the closing price per share of the Company’s common stock as reported by NASDAQ on the date of grant. The Program also provides for an annual restricted stock award, determined by formula, for a number of shares equal to a base amount of $76,000 (increasing 3% each fiscal year beginning in 2009) divided by the closing price per share of the Company’s common stock as reported by NASDAQ on the date of the grant, which is the date of the Annual Meeting. In fiscal 2010, the Compensation Committee approved an automatic grant of shares equal to $80,647 divided by the closing price per share of the Company’s common stock on the NASDAQ on the date of the 2010 Annual Meeting and granted on May 19, 2010. Restricted stock awards granted to non-employee directors vest one-third on the first anniversary of the grant, one-third on the second anniversary of the grant and one-third on the third anniversary of the grant, provided that the individual’s service as a member of the Board of Directors has not terminated.

On May 19, 2010, Ms. Garrett and Messrs. Bjorklund, Bush, Ferber, Orban, Quesnel and Seiler were each granted restricted stock awards for 1,559 shares of common stock under the 2008 Plan.

Other Compensation

Mr. Ferber receives compensation for his services pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) with the Company that originally became effective February 1, 2000 and most recently was amended effective January 6, 2010. The agreement currently extends through January 31, 2014 (“Consultancy Termination Date”). While he serves as a consultant to the Company, Mr. Ferber receives a consulting fee of $1,100,000 annually, paid in monthly installments, and has voluntarily declined the annual retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive restricted stock under the Company’s Equity Incentive Plans. The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (including a gross-up amount for applicable income taxes) for estimated premiums, from 2006 through the Consultancy Termination Date, on a life insurance policy for Mr. Ferber with a death benefit of $2,000,000.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof. Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

Additionally, effective February 1, 2000 the Company entered into a Retirement Benefit Package Agreement (“Benefit Agreement”) with Mr. Ferber. The Benefit Agreement, most recently amended effective January 6, 2010, provides that the Company, or its successor, will provide at no cost to Mr. Ferber, or pay Mr. Ferber an amount representing the proportionate cost of, health and other benefits under the Company’s plans for Mr. Ferber and his immediate family until the death of both Mr. Ferber and his spouse, and all other employee benefits typically offered to its Chief Executive Officer until the death of Mr. Ferber and his spouse, at a minimum level of coverage equal to the greater of the level of coverage provided to Mr. Ferber as of February 2009 or the level of coverage provided to the Company’s Chief Executive Officer during the year such coverage is provided. Under the Benefit Agreement, on termination of Mr. Ferber’s consultancy with the Company, the Company shall pay Mr. Ferber $75,000 per year for a period of 10 years. Under the Benefit Agreement, if, as a result of Mr. Ferber’s status as a consultant to the Company, he becomes ineligible to participate in any of the Company’s employee benefit plans, the payments made under this Benefit Agreement will increase to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him. In addition, the Company has agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board. Mr. Ferber and his family are also entitled to Company associate discount cards until Mr. Ferber’s death.

PROPOSAL 2
APPROVE THE COMPANY’S EXISTING SECOND AMENDED AND RESTATED
INCENTIVE COMPENSATION PLAN

Background

Stockholders are asked to reapprove the Company’s existing Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan (the “Plan”), previously approved in its current form by our stockholders in 2006, so that awards granted under it following the 2011 Annual Meeting of Stockholders may continue to qualify for potential tax deductions as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Plan is designed to provide members of the Company’s management and certain key employees with financial incentives to meet or exceed pre-determined corporate goals.

Compensation paid to certain executive officers under the Plan is intended to qualify as “performance-based compensation” under Section 162(m). Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million per individual paid to “covered employees,” who are the chief executive officer and each of the three other most highly compensated officers of a publicly held corporation, excluding the chief financial officer. However, certain types of compensation, including performance-based compensation, are generally exempt from this limit provided that the material terms of the performance goals under which the compensation is to be paid have been disclosed to and subsequently approved by the stockholders. Where the compensation committee retains the authority to set the targets to be achieved under performance goals following initial stockholder approval, as is the case under the Plan, stockholder approval of the material terms of the performance goals is required at least every five years to maintain the Plan’s qualification under Section 162(m).

To enable the Company to continue to provide incentive compensation to its covered employees that qualifies for full federal income tax deductibility, the Plan is being resubmitted to stockholders for their reapproval. By approving the Plan, the stockholders will be approving, among other things, the participant eligibility requirements, the performance criteria on which incentive awards are based and the maximum dollar amount of compensation that may be paid to any participant for each fiscal year contained in the performance period applicable to an incentive award. If the stockholders do not reapprove the Plan, future incentives under the Plan to covered employees following the 2011 Annual Meeting will not be eligible for potential tax deduction under Section 162(m).

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. Abstentions will be counted as present in determining if a quorum is present and will be counted as if voted against this proposal. Broker non-votes will be counted as present in determining if a quorum is present but will have no effect on this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR approval of the Second Amended and Restated Incentive Compensation Plan.

Summary of the Plan

The following summary of the Plan is qualified in its entirety by the specific language of the Plan. Copies of the Plan are available to any stockholder upon request addressed to Investor Relations, Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050. The Plan may also be viewed without charge on the Securities and Exchange Commission website at www.sec.gov.

Administration. The Plan generally is administered by the Compensation Committee or other committee of the Board of Directors or, in the absence of such committee, by the Board of Directors. In the case of awards granted to covered employees, the Plan must be administered by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). The Compensation Committee may delegate to the chief executive officer of the Company the authority to grant awards under the Plan to eligible employees who are not executive officers of the Company, subject to the provisions of the Plan and guidelines established by the compensation committee. For purposes of the Plan, an “executive officer” means a person who, on the last day of a fiscal year, is the chief executive officer, president, an executive vice president or senior vice president of the Company. For purposes of this summary, the term “Committee” refers to the Compensation Committee or other duly appointed committee, the Board of Directors or the chief executive officer to the extent of any authority delegated by the compensation committee.

Subject to the provisions of the Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m), amend any award or waive any restrictions or conditions applicable to any award. The Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Plan. The Committee interprets the terms of the Plan and awards, and all determinations of the Committee are final and binding on all persons having an interest in the Plan or any award.

Eligibility. Awards may be granted under the Plan to employees of Ross Stores, Inc., or any of its subsidiaries or other affiliated entities, who are managers or key employees designated by the Committee as participants. During the fiscal year ended January 29, 2011, a total of 1,569 employees were eligible to participate in the Plan.

Grant of Awards. The Committee grants awards under the Plan that are subject to the attainment of one or more performance goals over a specified performance period and any other conditions the Committee establishes in writing. However, no award may be granted under the Plan that would enable a participant to receive more than $4 million for each fiscal year contained in the performance period applicable to the award.

Prior to the beginning of the applicable performance period or any later date permitted by Section 162(m), the Committee establishes one or more performance goals applicable to the award and the formula providing the basis for computing the value of the award at one or more target levels of attainment of the applicable performance goals at the end of the performance period. Performance goals are based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary or other affiliate consolidated with the Company for financial reporting purposes, or such division or business unit as may be selected by the Committee. The Committee may base performance goals on one or more of the following measures of performance: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before stock-based compensation expense; interest; taxes; depreciation and/or amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee retention; market share; customer satisfaction; completion of an identified special project; and completion of a joint venture or other corporate transaction.

The target levels of performance may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to an award.

Payment of Awards. Following completion of the applicable performance period, the Committee certifies in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to participants. The Committee retains the discretion to adjust the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is not an executive officer to reflect the participant’s individual job performance or other factors determined by the Committee. If the threshold level of performance required for payment of awards having a performance period consisting of a fiscal year is not achieved, but the Company is profitable for the fiscal year, those participants (excluding executive officers) who receive an individual performance rating of “exceptional” will be eligible, at the discretion of the Committee, to be paid the amount that would otherwise have been payable had 100% of the applicable performance goals been achieved and had the individual received a performance rating of “good.” Unless otherwise required by law or Company policy, the award value otherwise payable to a participant who has taken an approved leave of absence in excess of 30 days during one or more fiscal years contained in the applicable performance period will be prorated. The final value of all awards under the Plan is paid in cash.

Except in the event of a change in control of the Company as described below, a participant whose employment terminates for any reason prior to the date of payment of the participant’s award under the Plan will immediately forfeit the award and be entitled to no payment.

Change in Control. Except as otherwise provided in an agreement between a participant and the Company, in the event of a change in control of the Company and provided that the participant’s employment has not terminated prior to the date of the change in control, the participant’s award under the Plan will become payable in an amount determined as if 100% of the applicable performance goals had been attained for the performance period, prorated, however, for the period of the participant’s service during the performance period prior to the change in control. For this purpose, a change in control occurs upon (a) a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than an employee benefit plan or a corporation owned by the Company’s stockholders in the same proportion as their ownership of company stock, becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock, or (b) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company, its successor or the entity to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

Termination or Amendment. The Compensation Committee of the Board of Directors may terminate or amend the Plan at any time; subject, however, to any stockholder approval required in order to continue to qualify amounts paid under the Plan as performance-based compensation under Section 162(m).

PROPOSAL 3
APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ADOPT
ANNUAL ELECTIONS FOR DIRECTORS

The Board is asking our stockholders to vote to approve an amendment of our Certificate of Incorporation to adopt annual elections for directors elected beginning in 2012.

We currently have a “classified board” that is divided into three classes, with each class elected to serve staggered three-year terms. If the proposed amendment to our Certificate of Incorporation is adopted by the stockholders, then beginning with the 2012 Annual Meeting of Stockholders our director nominees would be elected to serve one-year terms. The incumbent classes of our Board elected at the 2011 Annual Meeting and in prior years would complete their three-year terms, so that election to serve for one-year terms would phase in over the next three years. Beginning with the 2014 Annual Meeting of Stockholders, the entire Board would be elected for a one-year term at each annual meeting, and the structure of our Board of Directors would no longer designate directors by class (that is, the Board will be “declassified”).

Our Board of Directors examined the arguments for and against continuation of the classified structure for the Board, and took note of the recent trend in corporate governance away from classified boards and in favor of annual elections of all directors.

A classified board enhances the continuity of board membership, and makes it more difficult for a stockholder or faction of stockholders to gain control of the Board of Directors, because it takes at least two elections at annual meetings to replace a majority of the Board with a new slate of nominees based on a simple plurality of the votes cast and without the approval or cooperation of other incumbent directors. As a result, it may deter unfriendly and unsolicited proxy contests and takeover proposals. However, a classified Board of Directors also makes it more difficult and time consuming for stockholders to replace a majority of the directors, even where a majority of stockholders are dissatisfied with the performance of incumbent directors. The Board does not believe that annual elections of the entire Board of Directors would lead to instability or excessive turnover of its membership. Although a classified board generally assures that two-thirds of the directors will have had prior experience and familiarity with our business, there is no limit on the number of terms a director can serve. Most of our incumbent directors have been reelected multiple times with strong stockholder approval.

Accordingly, the Board has unanimously adopted resolutions approving an amendment to the Certificate of Incorporation to eliminate the classified board. Whether or not the proposed amendment to declassify the board is approved, the Class I directors standing for election at our 2011 Annual Meeting of Stockholders will serve for a three-year term. If the proposed amendment is approved, our Certificate of Incorporation would be amended after the 2011 Annual Meeting of Stockholders to provide that (i) the Class II directors standing for election at our 2012 Annual Meeting of Stockholders will stand for election for a one-year term, and (ii) the Class III directors would stand for election at our 2013 Annual Meeting of Stockholders for a one-year term (along with Class II). Beginning with our 2014 Annual Meeting of Stockholders, and at each annual meeting thereafter, our entire Board would stand for election for a one-year term, and there would no longer be any designation by classes.

The text of the proposed amendment to the Certificate of Incorporation, marked to show the proposed changes, is set forth in Appendix A to this Proxy Statement. The Board would also approve conforming amendments to our Bylaws, to become effective when the amendment to the Certificate of Incorporation becomes effective.

Board of Directors’ Recommendation and Vote Required

The affirmative vote of the holders of at least 66 2/3 percent of the outstanding shares of Common Stock is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the amendment of our Certificate of Incorporation in order to adopt annual elections for directors elected beginning in 2012.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors' Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers' compensation with the short-term and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us with attracting, motivating, and retaining a strong leadership team.

Highlights of our program, as further described under the heading “Executive Compensation – Compensation Discussion and Analysis,” include the following:
  A portion of the total potential compensation of our named executive officers is linked to Company performance and is at-risk due to the performance-based structure of our Incentive Compensation Plan and our performance equity awards. The amount of the annual bonus awards paid under our Incentive Compensation Plan, and the number of shares that vest under our performance awards, will vary based on the Company's achievement of pre-established pre-tax profit targets.
  Equity awards that have been granted to our named executive officers cliff vest over a minimum of three years, which is intended to encourage long-term retention. We believe these awards also incentivize management to successfully manage and grow the value of our business over the long-term, and serve to align the financial interests of our named executive officers with those of our stockholders.
  Our Compensation Committee considers the level, contribution, performance and unique skill set of each named executive officer when determining salary levels and the size of annual equity awards granted to our named executive officers.
  Our focus on full value awards is intended to manage overall compensation expense and stockholder dilution impact from the Company's equity plans.
  The Company recently took actions to:
  Adopt a recoupment and adjustment of awards policy (“clawback”) covering cash and equity incentives paid to executives;
  Modify executive employment agreements to provide that change of control cash severance shall not exceed 2.99 times the executive's base and target bonus;
  Establish specific stock ownership guidelines; and
  Formalize the process used to evaluate risks associated with our compensation programs.
  The Company also has approved pending actions to:
  Eliminate the provision in executive employment agreements for payment of excise tax gross-up payments on compensation related to a change in control;
  Eliminate the provision in executive employment agreements for single-trigger cash payment upon a change in control;
  Eliminate the modified single trigger upon a change in control from the employment agreement with our CEO; and
  Eliminate tax gross-ups on perquisites.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our named executive officers with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement for our 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Stockholders are not ultimately voting to approve or disapprove the Board's recommendation. Although this vote is advisory and is not binding on the Board, the Compensation Committee or the Company in any way, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

The proposal to approve our executive compensation, on an advisory basis, requests an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER
VOTES ON EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on how frequently in the future we present requests for an updated advisory vote on our executive compensation program (commonly referred to as a “say on pay” vote). The choices are whether to present future say on pay votes in our proxy materials every year, every two years or every three years. Our stockholders will be requested at least once every six years to provide an advisory vote on the frequency of future say on pay voting.

Board of Director's Recommendation and Vote Required

The Board believes that a say on pay vote every three years is the best approach for our Company and our stockholders for a number of reasons, including:
  It is consistent with the long-term strategic planning and the efforts of our Compensation Committee to develop executive compensation programs that emphasize the attainment of long-term growth objectives.
  It is consistent with our compensation program, which ties a substantial portion of executive compensation to our long-term corporate performance and stockholder returns.
  It aligns with vesting schedules for performance share and restricted stock awards granted to our executives, including our named executive officers, which are designed to incentivize and reward executives for maximizing the longer-term financial performance and market value of the Company.
  Some investors have expressed a preference for say on pay voting every three years. We believe it encourages a longer-term view of compensation by our stockholders and incents them to do a deeper evaluation based on three years of compensation history and business results.
  It will give our stockholders the opportunity to more fully and effectively assess our long-term compensation strategies and the related business outcomes.
  It will provide our Compensation Committee adequate time to consider the results of say on pay votes and other stockholder input and, as appropriate, respond to stockholder sentiment and effectively implement any desired changes to our executive compensation policies, practices and programs.
Although our Board of Directors recommends a say on pay vote every three years, stockholders will be able to specify one of four choices in voting for this proposal, as presented on the proxy card: one year, two years, three years or to abstain.

Stockholders are not voting to approve or disapprove of the Board's recommendation. Because this vote is advisory and not binding on the Board of Directors or the Company in any way, our Compensation Committee and Board may decide that it is in the best interests of our stockholders and the Company to hold future say on pay voting more or less frequently than the option selected most often by our stockholders. However, we value the opinions of our stockholders, and our Board will consider the outcome of the vote when determining the frequency of future say on pay votes.

The outcome of the advisory vote by stockholders on the frequency of presentation of future say on pay voting on our executive compensation program will be based on the affirmative vote of the plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal. We will consider the choice of every year, every two years or every three years that receives the highest number of advisory votes cast by stockholders to be the option for the frequency for the say on pay vote that has been selected by stockholders.

The Board of Directors unanimously recommends that the stockholders vote for a frequency of every
THREE YEARS in the advisory vote on the frequency of future advisory stockholder votes on executive compensation, or say on pay vote.

PROPOSAL 6
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending January 28, 2012. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Director's Recommendation

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee at their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2012.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company's independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company's website, www.rossstores.com, under "Corporate Governance," in the "Investors" section. Each Committee member is independent as defined by the applicable NASDAQ listing standards.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held eight meetings during fiscal 2010. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company's independent registered public accounting firm, Deloitte. We discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 29, 2011 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3256 (“Communications with Audit Committees Concerning Independence”). When considering Deloitte's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended January 29, 2011 be included in the Company's Annual Report on Form 10-K. We also selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2012, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate fees billed by Deloitte for professional services to the Company rendered during fiscal 2010 and 2009.

Fees	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$1,090,000	$1,059,000
Audit-Related Fees	127,000	124,000
Tax Fees
Tax Compliance Fees	273,000	195,000
Other Tax Services	71,000	27,000
All Other Fees	--	--
Total Fees	$1,561,000	$1,405,000

Audit Fees in fiscal 2010 and 2009 included fees related to the audit of the financial statements included in the Company's Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions and audits of employee benefit plans and Sarbanes-Oxley advisory services. Tax Fees were for tax-related services, consisting of compliance services (preparation or review of the Company's tax returns, and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Donald H. Seiler, Chairman
Michael J. Bush
Sharon D. Garrett
Gregory L. Quesnel

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We operate in the challenging off-price apparel and home goods sector, where we are the second largest retailer. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary background, qualifications, expertise and experience to effectively execute our off-price strategies in all facets of our operations. The tenure of our Named Executive Officers ("NEO") has made them especially knowledgeable about our business and our industry, and therefore, particularly valuable to the Company and to the stockholders.

The Compensation Committee reviews our executive compensation practices annually. In fiscal 2009 and 2010 we implemented or are implementing the following:

Fiscal 2009
  Modified the executive leadership structure to enhance accountability, effective decision-making, and alignment on corporate strategy. We believe this updated leadership structure strengthens our prospects for growth and profitability over the long term. Ms. Rentler was promoted to President and Chief Merchandising Officer of Ross Dress for Less, from Executive Vice President, Merchandising. Mr. O’Sullivan was promoted to President and Chief Operating Officer, from Executive Vice President, Chief Administrative Officer. Mr. Fassio was promoted to President and Chief Development Officer, from Executive Vice President, Property Development, Construction and Store Design. Each of these executives received a base salary increase and restricted stock award in fiscal 2009, and consequently, did not receive a salary increase or restricted stock award in fiscal 2010.
  Adopted a recoupment and adjustment of awards policy ("clawback") covering cash and equity incentives paid to executives.
  Modified our executive employment agreements to provide that cash severance related to termination after a change in control will not exceed 2.99 times the executive’s base salary plus target bonus.
  Established specific stock ownership guidelines.
  Formalized the process used to evaluate risks associated with our compensation programs.
Fiscal 2010
  Decided to eliminate the tax gross-up on perquisites.
  Decided to modify change in control provisions for go-forward executive employment agreements as follows:
  Eliminate the CEO modified single-trigger upon a change in control;
  Eliminate the single-trigger cash payment upon a change in control;
  Eliminate excise tax gross-up payments related to a change in control.
These new provisions modified in fiscal 2010 will be incorporated into all new executive employment agreements executed by the Company, and we anticipate that each executive currently under a contract with the Company will execute a new contract with these modifications in fiscal 2011.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests. Our compensation programs are designed to work in alignment with the interests of our stockholders and are instrumental to implementing our business strategy. Retention is an important objective of our programs as we believe that the Company's positive growth is directly related to the consistent efforts of our executive leadership team. Our executive compensation program is designed to:
  Attract, motivate, and retain a strong leadership team to create and sustain our business success in the challenging off-price apparel and home goods market;

  Reinforce our high performance culture and values through programs focused on accountability that are also highly leveraged to deliver above market compensation opportunities for superior performance and results;

  Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation; and

  Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization's success.
We seek to achieve these objectives through the following three primary components:
  Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries generally account for 25% or less of the NEO total compensation.

  Annual Cash Incentive: A short-term cash incentive compensation plan with payout levels based on degree of achievement of a pre-established performance goal. The “Incentive Compensation Plan,” is designed to focus the entire executive team on a shared annual Company performance goal.

  Long-Term Equity Incentives: The greatest emphasis among the three components is placed on long-term incentives in order to align our management team with achievement of long-term stockholder value. Equity based compensation takes two forms – performance share awards and restricted stock awards, which are subject to performance based and/or service-based vesting requirements.
We do not provide pensions or supplemental retirement plans, and in fiscal 2010 our NEOs did not receive any Company matching contributions under our deferred compensation plan.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the "Committee") serves to carry out the responsibilities of the Board relating to compensation of our executive officers, including the compensation of our CEO. The Committee is comprised of two independent directors, George P. Orban and K. Gunnar Bjorkland. Mr. Orban serves as Chairman of the Committee. Both Committee members meet the independence requirements of the Securities and Exchange Commission, Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable NASDAQ listing standards. The Committee operates under a Charter which the Committee reviews periodically and is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole authority under its Charter to retain and terminate consultants or advisors to assist the Committee. For fiscal 2010, the Committee retained an independent compensation consulting firm, Hewitt Associates (the Consultant”) to assist the Committee in its review of executive and CEO compensation structure and strategy. Hewitt attended selected meetings at the invitation of the Committee and assisted the Committee with analyzing competitive peer company market data and relevant information relating to the Company's compensation programs. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for his own compensation, to the Committee each year. The Committee reviews each element of compensation, including tally sheets which present the NEO's past and projected income and potential compensation upon termination events and a change in control.

The CEO is not involved in the process for setting his compensation. The Committee establishes the CEO's compensation based on a thorough review of the CEO's performance that includes: (i) an objective assessment against agreed upon metrics set by the Committee; (ii) tally sheets showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO's total direct compensation package is reviewed annually by the Compensation Committee, which then presents its recommendation to the other independent directors for review and comment. The Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data is one of a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to the market data alone and does not target compensation to a specific point or range within any peer group. In addition to reviewing compensation practices, the Committee also evaluates the financial and operating performance of the peer group over one, three, five and ten year timeframes to gauge the Company's comparative performance.

The Committee annually reviews the companies included in the peer group and may change peer group composition as deemed appropriate. No changes were made to the peer group for fiscal 2010 which consisted of:

Ann Taylor Stores Corp.	Bed Bath & Beyond, Inc.	Big Lots, Inc.	BJ’s Wholesale Club, Inc.
Charming Shoppes Inc.	Chico’s FAS, Inc.	The Children’s Place Retail Stores, Inc.	Collective Brands, Inc.
Dillard’s, Inc.	Dollar Tree Stores, Inc.	Dress Barn, Inc.	Family Dollar Stores, Inc.
Foot Locker, Inc.	Gap Inc.	Jones Apparel Group, Inc.	Kohl’s Corporation
Limited Brands, Inc.	Liz Claiborne Inc.	Nordstrom, Inc.	Office Depot, Inc.
PetSmart, Inc.	Staples, Inc.	Stein Mart, Inc.	The Talbots, Inc.
The TJX Companies, Inc.	Williams-Sonoma, Inc.

Peer companies chosen can vary for each of the executive positions. The Committee and management also consider compensation survey data from the Hay Group 2010 Retail Executive and Management Total Remuneration Report.

Setting Performance Metrics for Incentive Compensation

The Committee annually reviews and establishes the performance metrics used for the Incentive Compensation

Plan and for the performance share component of our long-term incentive program, both of which are described in more detail below. For fiscal 2010, the Committee evaluated alternative measures for use as performance metrics and established adjusted pre-tax earnings as the performance metric for both the Incentive Compensation Plan and performance share awards. The Committee selected adjusted pre-tax earnings because the Committee believes it is the key driver of stockholder value in the Company's business. Additionally the Committee believes adjusted pre-tax earnings: (i) is simple and objectively measured; (ii) emphasizes controlling cost and increasing profit; and (iii) aligns the interests of the executives with stockholders. The Committee chose to establish the same performance metrics for both short-term and long-term incentive compensation because it believes that adjusted pre-tax earnings is the most significant measure of Company performance and the management team performs better when it is focused on reinforced, well understood metrics rather than dividing its efforts among a number of metrics.

“Adjusted pre-tax earnings” is defined as the earnings before taxes as reported in the Company's consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards, granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually in accordance with the Company's five-year planning process, its annual budget process and its long-term earnings per share growth objective. For fiscal 2010, the adjusted pre-tax earnings target was an amount that would generate earnings per share growth in line with these short- and long-term objectives.

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a promotion, contract renewal, or other change in responsibilities. Base salary for executives is based on: (i) experience and expertise of the individual; (ii) expected future contributions to the Company; (iii) criticality to the Company; (iv) individual performance; (v) cost of replacing the executive; (vi) competitive pay practices; (vii) the competitiveness of the market for the executive's service; and (viii) the executive's salary history.

In March 2010, at the same time as the Company conducted its annual salary review cycle for all executive officers, the Committee approved salary increases for Mr. Balmuth of 10% and for Mr. Call of 3%. Ms. Rentler, Mr. O'Sullivan and Mr. Fassio were promoted in December 2009 and did not receive a fiscal 2010 salary increase.

Annual Cash Incentives

The "Incentive Compensation Plan" is an annual cash incentive program designed to align a significant portion of the NEO's compensation with the Company's annual performance objectives by encouraging NEOs to focus on the established adjusted pre-tax earnings goals and share the financial benefits of meeting and exceeding those goals. The same goals and incentive program serve to align the entire senior leadership team.

The terms of the annual cash incentive program are approved by the Committee in the first quarter of the fiscal year. A payout is made after the Company's financial results for the fiscal year are announced and the Committee certifies actual performance against the annual performance goals.

The Incentive Compensation Plan target award amounts vary among the executives based on (i) annual cash incentive compensation target levels for similar positions at peer companies and (ii) each executive's scope of responsibilities, performance and criticality to the Company.

In fiscal 2010, the Committee reviewed the design of the incentive program including the payout ratio, as a percentage of operating income, at the threshold, target and maximum achievement levels and the incremental payout ratio above the target level of achievement.

For fiscal 2010, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 17, 2010. The adjusted pre-tax earnings target and incentive award payout formula was:

FY 2010 Adjusted	Percent of Earnings Target	Percent of Target Bonus Paid
Pre-Tax Earnings
	<85%	0%
$687,065,180	85%	50%
$808,311,976	100%	100%
$969,974,372	120%	200%

In fiscal 2010, the Company achieved a level of adjusted pre-tax earnings above the maximum target, resulting in the payout of 200% of the target award (see Grants of Plan-Based Awards Table on page 37).

Long-Term Equity Incentives

The objectives of the long-term equity incentive program are to align the financial interests of our NEOs with the interests of our stockholders by providing incentives that focus NEO attention on the successful longer-term strategic management of the business and attract, motivate and retain a high-performing group of NEOs.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage and reward NEO performance in different ways. Restricted stock awards are affected by all stock price changes, so the value to the NEO is changed by both decreases and increases in share price. In addition to the share price impact of restricted stock awards, performance share awards are only earned if pre-determined levels of financial performance are achieved.

The determination of the value of the restricted stock awards granted to our NEOs is based on the individual's prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual's scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company and cost of replacing the executive.

The retentive value of the restricted stock award is emphasized through the vesting schedule established by the Company for each NEO. In fiscal 2010, restricted stock awards granted to NEOs provided for cliff vesting at the end of three to five years. In addition to the fiscal year target performance goal, performance share awards also have an additional service-based vesting requirement to promote retention.

An important objective for the Company is to minimize the amount of voting power dilution from its equity plans. We define voting power dilution as the sum of the shares available for future grant under the Company's equity incentive plan plus all outstanding and unexercised stock option shares plus all unvested restricted and performance shares (the “potentially dilutive equity incentive plan shares”) divided by the sum of the shares of the Company's common stock outstanding plus the potentially dilutive equity incentive plan shares.

CEO Equity Awards

The Committee believes that the CEO's off-price retail skills, familiarity with the Company and leadership expertise are critical to the continued success of the Company. In addition, the Committee's strong belief is that continuity of leadership at the CEO level has been a key driver of the Company's successful long-term performance. Therefore, the Committee pays significant attention to long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer term being the foremost consideration.

Equity grants to our CEO, consisting of restricted stock awards and performance share awards, have generally been made in conjunction with the renewal of his employment agreement and pursuant to a corresponding three year vesting schedule. The Committee believes the three year cliff vesting of the equity awards enhances the retentive value of the awards and strengthens the CEO's focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2010, the CEO equity grant consisted of a combination of performance share awards and restricted stock. The performance share awards granted in 2010 have a performance period of one year with a performance goal based on an annual adjusted pre-tax earnings target (the same performance period and performance goal as other NEOs receiving performance share awards). The performance shares earned will vest on January 14, 2013 and the restricted stock will vest on March 18, 2013.

NEO (other than the CEO) Equity Awards

Mr. Call received a restricted stock award in fiscal 2010. As noted above, Ms. Rentler, Mr. O’Sullivan and Mr. Fassio were promoted in December 2009 and did not receive a fiscal 2010 restricted stock award. The value of the restricted stock awards made to our NEOs is based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award in fiscal 2010. Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal. Shares issued upon attaining the performance goal are subject to a separate vesting schedule based on continual service by the recipient (performance shares granted in fiscal 2010 vest over a three-year period beginning on the date of grant as follows: 30% on March 21, 2011; 30% on March 21, 2012; and 40% on March 21, 2013). The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant. As noted above, adjusted pre-tax earnings was chosen by the Committee as the performance measurement for the performance share awards. The actual number of performance shares earned for fiscal 2010 was determined based on Company performance measured over a one-year period against the predetermined performance goals as follows:

FY 2010 Adjusted	Percent of	Percent of Target Performance
Pre-Tax Earnings	Earnings Target Achieved	Shares Issued as Common
		Shares
	<90%	0%
$ 727,480,779	90%	66.7%
$ 808,311,976	100%	100%
$ 969,974,372	120%	200%

In fiscal 2010, the Company attained a level of achievement relative to the target which resulted in the payout of 200% of the target award issued in shares on March 21, 2011 and subject to the vesting schedule from the date of grant. The table below provides the threshold, target, and maximum performance amounts and the number of shares actually earned:

						FY 2010
						Value of
	Value of					Performance
	Target				FY 2010	Shares
	Performance				Performance	Issued as
	Share Award	Threshold	Target	Maximum	Shares	Common
	at Grant	Number of	Number of	Number of	Issued as	Stock
	(March 17,	Performance	Performance	Performance	Common	(March 21,
NEO	2010)	Shares	Shares	Shares	Stock	2011)
Balmuth	$3,000,000	37,083	55,597	111,194	111,194	$7,628,464
Call	$100,000	1,237	1,854	3,708	3,708	$254,387
Rentler	$600,000	7,417	11,120	22,240	22,240	$1,525,775
O’Sullivan	$600,000	7,417	11,120	22,240	22,240	$1,525,775
Fassio	$600,000	7,417	11,120	22,240	22,240	$1,525,775

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock on the executive officer’s or associate’s hire date, promotion date, contract renewal date or as part of the Company’s annual performance review process conducted in March of each year. We review the performance and compensation for the majority of our executive officers and associates annually at that time. The Company approves all executive officer grants for issuance on or after the approval date. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the CEO to grant equity awards to newly hired employees and/or employees who receive promotions outside of the normal annual focal review process for associates who are below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company’s 401(k) plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than six months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), all executive officers are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments of up to a maximum of ten years.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officers did not receive the full Company match to which employees are eligible under the Company’s 401(k) Plan. In fiscal 2010, none of the NEOs received such a match (see table regarding NEO participation in the NQDC Plan for 2010 on page 41).

Employment Agreements

All NEOs have entered into employment agreements with the Company (see discussion of NEO contract terms and severance benefits on pages 42 to 48).

We believe these employment agreements benefit both the NEOs and the Company as they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements for both the CEO and all other executive officers provide for severance benefits in certain events.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as post-termination restrictions on recruiting our current associates. These agreements also include limitations on the executive accepting post-termination employment with certain competitors (see further discussion under “Potential Payments upon Termination or Change in Control”, on pages 42 to 48).

In fiscal 2010, the Committee reviewed executive employment agreements and policies for all new contracts and contract renewals and agreed to modify the change in control provisions of our employment agreement to: (i) eliminate the single-trigger cash payment upon a change in control and (ii) eliminate excise tax gross-up payments related to a change in control. These new provisions will be incorporated into all new contracts and renewals executed by the Company and we anticipate that each executive currently under a contract with the Company will execute a new contract in fiscal 2011.

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some of which are performance-based and others which are time-based to create a strong retention tool for key executives. The Compensation Committee has reviewed the deductibility of the Company's executive compensation structure in light of the current tax law. We believe that compensation resulting from previously granted stock options will be fully deductible when an option is exercised. We also believe that payments under the Incentive Compensation Plan will be fully deductible. Future performance-based equity awards are also expected to be fully deductible. Salary, sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the Company's NEOs may not be fully deductible under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to the extent that, when added to other non-exempt compensation for that particular executive, the total exceeds $1 million. Time-based restricted stock awards also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. In March 2010, we adopted Director and Officer Stock Ownership Guidelines, in order to further encourage the investment of our directors and Section 16 executive officers in the success of the Company and to promote a long-term perspective in managing the Company.

The Company has adopted formal stock ownership requirements for the following directors and executives as follows:

Minimum Ownership Requirements
Position	(Dollar Value of Shares)
Directors	3 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
President and Group EVP	3 x Base Salary
EVP	2 x Base Salary
SVP	1 x Base Salary

Directors and officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, unvested restricted stock and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price.

It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Corporate Governance Committee is responsible for interpreting and administering these stock ownership guidelines. These Stock Ownership Guidelines are subject to modification from time-to-time.

As of January 29, 2011, all five NEOs, and all seven non-employee Board members, met the stock ownership goals applicable to them.

Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, beginning March 17, 2010, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of Company common stock. At the present time, our CEO has a Rule 10b5-1 trading plan in place.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation earned for the 2010, 2009 and 2008 fiscal years by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers (“NEOs”).

Summary Compensation Table (Fiscal 2010)
						Non-Equity
						Incentive
						Plan	All Other
				Stock	Option	Compensation	Compensation
Name & Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (3)	(4)	(5)	Total
Michael Balmuth Vice Chairman & Chief Executive Officer	2010	$1,147,427	$-	$7,800,026	$-	$2,320,478	$401,803	$11,669,734
	2009	$1,054,614	$-	$7,150,054	$-	$2,115,478	$279,583	$10,599,729
	2008	$1,031,239	$-	$-	$-	$1,721,369	$263,988	$3,016,596
John G. Call Senior Vice President & Chief Financial Officer	2010	$508,838	$-	$275,088	$-	$561,784	$72,436	$1,418,146
	2009	$493,787	$-	$275,016	$-	$544,816	$53,230	$1,366,849
	2008	$481,810	$-	$275,049	$-	$443,413	$44,917	$1,245,189
Barbara Rentler President & Chief Merchandising Officer	2010	$942,133	$-	$600,035	$-	$1,601,626	$260,705	$3,404,499
	2009	$818,334	$-	$5,400,085	$-	$1,126,106	$168,867	$7,513,392
	2008	$776,089	$-	$1,700,042	$-	$844,216	$112,577	$3,432,924
Michael O'Sullivan President & Chief Operating Officer	2010	$834,586	$-	$600,035	$-	$1,418,796	$159,964	$3,013,381
	2009	$711,944	$-	$4,900,085	$-	$981,393	$95,500	$6,688,922
	2008	$662,463	$-	$1,450,020	$-	$727,883	$79,119	$2,919,485
James S. Fassio President & Chief Development Officer	2010	$761,198	$-	$600,035	$-	$1,294,037	$216,987	$2,872,257
	2009	$658,743	$-	$3,300,063	$-	$906,656	$128,478	$4,993,940
	2008	$623,485	$-	$900,034	$-	$678,882	$111,607	$2,314,008

(1)	There were no bonus award payments outside the Incentive Compensation Plan in fiscal 2010.
(2)	Stock award values reflect the grant date fair value of awards computed in accordance with stock-based accounting rules (FASB ASC Topic 718) for 2008, 2009, and 2010. Values for awards subject to performance conditions ("performance share awards") are computed based on the probably outcome of the performance condition as of the grant date for the award. For performance share awards granted in fiscal 2010, the maximum possible payout for each NEO is 200% of the target value, as follows:
	a.	Mr. Balmuth: $6,000,028.
	b.	Mr. Call: $200,084.
	c.	Ms. Rentler: $1,200,070.
	d.	Mr. O’Sullivan: $1,200,070.
	e.	Mr. Fassio: $1,200,070.
(3)	Option award values reflect the total value for each option as determined by multiplying the number of underlying shares for the option grant by the closing price per share of the Company’s common stock on the NASDAQ on the date of grant. For fiscal 2010 there were no options granted to the NEOs.
(4)	Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan.
(5)	All Other Compensation is described in the table that follows.

All Other Compensation (Fiscal 2010)
			Dividends/ Earnings
	Perquisites & Other	Tax Reimbursements	on Stock/Option	Total All Other
Name & Principal Position	Personal Benefits (1)	(2)	Awards (3)	Compensation
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$68,361	$41,362	$292,080	$401,803
John G. Call
Senior Vice President &
Chief Financial Officer	$49,267	$7,559	$15,610	$72,436
Barbara Rentler
President &
Chief Merchandising Officer	$71,509	$31,097	$158,099	$260,705
Michael O'Sullivan
President &
Chief Operating Officer	$39,760	$0	$120,204	$159,964
James S. Fassio
President &
Chief Development Officer	$87,855	$43,383	$85,749	$216,987

(1)	A detailed listing of perquisites provided to each NEO during fiscal 2010 is contained in the table that follows.
(2)	Tax reimbursements represent amounts paid to the NEOs to compensate them for the income tax cost associated with perquisites provided to them during fiscal 2010 that are taxable to the NEO.
(3)	Amounts paid represent dividend payments on unvested shares of restricted stock held by each NEO that are reportable as W-2 income to the individuals.

The following table details perquisites provided to each NEO in fiscal 2010. All perquisites are valued based on the actual incremental cost to the Company.

Perquisites (Fiscal 2010)
	Estate Tax/
	Financial	Car Service or		Association	Umbrella
	Planning	Commute	Executive	and Dues	Liability	Moving	Total
Name & Principal Position	Services	Benefits	Health Benefits	Expenses	Insurance	Expenses	Perquisites
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$9,801	$26,692	$28,724	$0	$3,144	$ 0	$68,361
John G. Call
Senior Vice President &
Chief Financial Officer	$10,000	$0	$38,679	$0	$588	$ 0	$49,267
Barbara Rentler
President &
Chief Merchandising Officer	$18,000	$13,749	$38,679	$0	$1,081	$ 0	$71,509
Michael B. O'Sullivan
President &
Chief Operating Officer	$0	$0	$38,679	$0	$1,081	$ 0	$39,760
James S. Fassio
President &
Chief Development Officer	$18,000	$17,095	$38,679	$13,000	$1,081	$ 0	$87,855

Perquisites provided to these NEOs are valued at the actual incremental cost of each item to the Company. In general, executive officers including the CEO are provided with reimbursement for financial planning in an annual amount of up to $20,000 for the CEO, up to $18,000 for presidents, up to $17,000 for group executive vice presidents, up to $15,000 for executive vice presidents and up to $10,000 for senior vice presidents (plus individual income tax gross-ups on these financial planning expenses; starting in fiscal 2011, tax gross-ups on these expenses will no longer be provided for executives who enter into our amended form of employment agreement, as described in the Compensation Discussion and Analysis), executive medical plan benefits, association and dues expenses, and an umbrella personal liability insurance policy. In addition, certain NEOs receive transportation services to and from our offices. Relocation benefits and income tax gross-ups are individually negotiated when relocation occurs.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from us. The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefit package for all associates at the level of vice president and above.

We also lease a number of hours each year through a time-share arrangement for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices and other corporate facilities. Occasionally family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table. In addition, our executive officers are provided with first class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities. Our CEO resides in New York and works primarily in our New York Buying Office. Corporate housing and a Company-owned automobile are made available for use by our CEO near our Pleasanton, California corporate headquarters in light of his frequent travel between the New York Buying Office and the corporate headquarters. This housing and automobile are used by him exclusively for business purposes and help facilitate his effectiveness in conducting his work while in California.

In addition, after seven years of service, and every five years thereafter, officers at the executive vice president level and above are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive’s employment agreement with the Company, and reviewed for merit adjustments as part of the annual focal review process for all executives. Following is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see Potential Payments Upon Termination or Change in Control” on pages 42 to 48.

Employment Agreements.

Michael Balmuth. The Company’s current employment agreement with Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, extends through February 2, 2013. The current agreement provides that Mr. Balmuth will receive an annual salary of not less than $1,127,500, subject to annual increases as part of the Company’s annual review process.

John G. Call. As of the end of fiscal 2010, the Company’s employment agreement with Mr. Call, Senior Vice President and Chief Financial Officer, extended through March 31, 2012. In March 2011, the Company approved an extension of Mr. Call’s agreement through March 31, 2014, with an annual salary of not less than $528,000, subject to annual increases as part of the Company’s annual review process.

Barbara Rentler. At of the end of fiscal 2010, the Company’s employment agreement with Ms. Rentler, President and Chief Merchandising Officer, extended through March 31, 2014. In March 2011, the Company approved an extension of Ms. Rentler’s agreement through March 31, 2015, with an annual salary of not less than $971,500, subject to annual increases as part of the Company’s annual review process.

Michael O’Sullivan. As of the end of fiscal 2010, the Company’s employment agreement with Mr. O’Sullivan, President and Chief Operating Officer, extended through March 31, 2014. In March 2011, the Company approved an extension of Mr. O’Sullivan’s agreement through March 31, 2015, with an annual salary of not less than $862,500, subject to annual increases as part of the Company’s annual review process.

James S. Fassio. As of the end of fiscal 2010, the Company’s employment agreement with Mr. Fassio, President and Chief Development Officer, extended through March 31, 2014. In March 2011, the Company approved an extension of Mr. Fassio’s agreement through March 31, 2015, with an annual salary of not less than $792,000, subject to annual increases as part of the Company’s annual review process.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards and other equity compensation awards. For fiscal 2010, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 55% to 100% of base salary at target, depending on their position, based on the degree of achievement of the target for adjusted pre-tax earnings. Under the Plan, if actual pre-tax earnings exceed the target, a maximum of up to two times each officer’s target award may be paid based on the actual results achieved relative to the target. If actual pre-tax earnings are below the pre-established target but above the minimum threshold required, then the cash incentive bonuses are less than the targeted range of 55% to 100% of base salary. No payment occurs under the Plan if pre-tax earnings fall below the minimum threshold.

This table also provides information concerning grants of performance share awards and restricted stock awards made under the Company’s 2008 Equity Incentive Plan during fiscal 2010. The restricted stock awards and performance share awards issued to the NEOs on March 17, 2010, were made as part of the annual focal review process.

Grants of Plan-Based Awards (Fiscal 2010)
		Estimated Potential Payouts Under			Estimated Future Payouts Under			All Other
		Non-Equity Incentive			Equity Incentive			Stock	All Other
		Plan Awards (1)			Plan Awards (2)			Awards:	Option	Exercise
								Number	Awards:	or Base
								of Shares	Number of	Price of	Grant Date Fair
								of Stock	Securities	Option	Value of Stock
Name & Principal		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	and Option
Position	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	Options	($/Sh) (4)	Awards ($) (5)
Michael Balmuth Vice Chairman & Chief Executive Officer	3/17/2010	$580,120	$1,160,239	$2,320,478
	3/17/2010				37,083	55,597	111,194				$3,000,014
	3/17/2010							88,955	0	n/a	$4,800,012
John G. Call Senior Vice President & Chief Financial Officer	3/17/2010	$140,446	$280,892	$561,784
	3/17/2010				1,237	1,854	3,708				$100,015
	3/17/2010							3,244	0	n/a	$175,046
Barbara Rentler President & Chief Merchandising Officer	3/17/2010	$400,407	$800,813	$1,601,626
	3/17/2010				7,417	11,120	22,240				$600,035
								0	0	n/a	$0
Michael B. O'Sullivan President & Chief Operating Officer	3/17/2010	$354,699	$709,398	$1,418,796
	3/17/2010				7,417	11,120	22,240				$600,035
								0	0	n/a	$0
James S. Fassio President & Chief Development Officer	3/17/2010	$323,509	$647,018	$1,294,037
	3/17/2010				7,417	11,120	22,240				$600,035
								0	0	n/a	$0

(1)	Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target and maximum attainment relative to the target for pre-tax earnings based on the formula established by the Compensation Committee on March 17, 2010. In fiscal 2010, the Company achieved a level of pre-tax profit relative to the target which results in the payout of the maximum bonus, which was 200% of the target award.
(2)	Represents performance share awards granted on March 17, 2010. Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. The shares issued upon attaining the performance goal are subject to a separate vesting schedule based on continued service of the NEO as follows: 30% on March 21, 2011; 30% on March 21, 2012 and 40% on March 21, 2013 (100% vesting on January 14, 2013 for Mr. Balmuth). In fiscal 2010, the Company achieved a level of pre-tax profit relative to the target which resulted in the payout of 200% of the target award, which was issued in shares on March 21, 2011 and subject to the vesting schedule.
(3)	Represents shares of restricted stock granted to each NEO during fiscal 2010 with the following vesting terms:
	a.	Mr. Balmuth: 88,955 shares granted on March 17, 2010 that cliff vests in full on March 18, 2013.
	b.	Mr. Call: 3,244 shares granted on March 17, 2010 that cliff vests in full on March 17, 2015.
(4)	The value for restricted stock awards was determined by multiplying the number of shares granted by the closing price per share of the Company’s common stock on the NASDAQ on the grant date. The value for performance share awards was determined by multiplying the target number of shares granted by the closing price per share of the Company’s common stock on the NASDAQ on the grant date.
(5)	The Board of Directors has the ability to change the terms of outstanding equity awards. See Employment Agreements” discussion in the Compensation Discussion and Analysis, on page 30.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the outstanding vested and unvested stock options, the unvested restricted stock and performance share awards held by our NEOs as of January 29, 2011, the last day of the Company’s 2010 fiscal year. Stock options become exercisable only as they vest.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2010)
	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
	Number of	Number of					Market	Unearned	Unearned
	Securities	Securities				Number of	Value of	Shares,	Shares,
	Underlying	Underlying				Shares or	Shares or	Units, or	Units, or
	Unexercised	Unexercised				Units of	Units of	Other	Other
	Options	Options	Option			Stock that	Stock that	Rights that	Rights that
	(#)	(#)	Exercise		Option	Have Not	Have Not	Have Not	Have Not
Name & Principal	Exercisable	Unexercisable	Price	Option Grant	Expiration	Vested	Vested	Vested	Vested
Position	(1)	(2)	($)	Date	Date	(#)(3)	($)(4)	(#)(5)	($)(4)
Michael Balmuth Vice Chairman & Chief Executive Officer	26,243	0	$34.37	03/22/2007	03/22/2017	379,280	$24,827,669	111,194	$7,278,759

John G. Call Senior Vice President & Chief Financial Officer	20,000	0	$18.89	03/21/2002	03/21/2012	25,520	$ 1,670,539	3,708	$ 242,726
	24,000	0	$19.02	03/20/2003	03/20/2013
	20,000	0	$29.42	03/17/2004	03/17/2014
	20,000	0	$28.61	03/17/2005	03/17/2015
	14,000	0	$29.66	04/13/2006	04/13/2016
Total:	98,000
Barbara Rentler President & Chief Merchandising Officer	0	0				244,840	$16,027,226	22,240	$1,455,830

Michael B. O'Sullivan President & Chief Operating Officer	110,362	0	$24.47	09/08/2003	09/08/2013	188,360	$12,330,046	22,240	$1,455,830
	10,000	0	$29.42	03/17/2004	03/17/2014
	58,557	0	$28.69	02/07/2005	02/07/2015
	19,000	0	$27.81	03/16/2006	03/16/2016
Total:	197,919
James S. Fassio President & Chief Development Officer Total:	20,000	0	$29.42	03/17/2004	03/17/2014	133,272	$ 8,723,985	22,240	$1,455,830
	58,557	0	$28.69	02/07/2005	02/07/2015
	19,000	0	$27.81	03/16/2006	03/16/2016
	97,557

(1)	Represents outstanding stock options that are fully vested and unexercised as of the end of fiscal 2010.
(2)	Represents stock options that remain unvested and unexercisable as of the end of fiscal 2010.
(3)	Represents shares of unvested restricted stock held by each NEO as of the end of the fiscal year:
	a.	Mr. Balmuth: Consists of 161,292 shares that will vest on January 28, 2012; 129,033 shares that will vest on March 18, 2012; and 88,955 shares that will vest on March 18, 2013.
	b.	Mr. Call: Consists of 4,365 shares that vested on March 22, 2011; 4,153 shares that vested on March 31, 2011; 2,346 shares that will vest on March 31, 2012; 6,280 shares that will vest on March 19, 2013; 5,132 shares that will vest on March 18, 2014; and 3,244 shares that will vest on March 17, 2015.

	c.	Ms. Rentler: Consists of 67,803 shares that vested on March 31, 2011; 21,529 shares that will vest on March 19, 2012; 9,384 shares that will vest on March 31, 2012; 25,117 shares that will vest on March 19, 2013; 22,920 shares that will vest on March 17, 2014; 29,326 shares that will vest on March 18, 2014; 68,761 shares that will vest on March 17, 2015.
	d.	Mr. O’Sullivan: Consists of 7,274 shares that vested on March 22, 2011; 15,412 shares that vested on March 31, 2011; 17,941 shares that will vest on March 19, 2012; 7,274 shares that will vest on March 22, 2012; 9,384 shares that will vest on March 31, 2012; 21,528 shares that will vest on March 19, 2013; 22,920 shares that will vest on March 17, 2014; 29,326 shares that will vest on March 18, 2014; and 57,301 shares that will vest on March 17, 2015.
	e.	Mr. Fassio: Consists of 7,192 shares that vested on March 16, 2011; 12,456 shares that vested on March 31, 2011; 10,765 shares that will vest on March 19, 2012; 13,093 shares that will vest on March 22, 2012; 7,038 shares that will vest on March 31, 2012; 2,933 shares that will vest on March 18, 2013; 10,764 shares that will vest on March 19, 2013; 11,460 shares that will vest on March 17, 2014; 11,730 shares that will vest on March 18, 2014; and 45,841 shares that will vest on March 17, 2015.
(4)	The market value of the unvested shares is calculated by multiplying the number of shares by the NASDAQ closing price per share of the Company’s common stock of $65.46 on January 28, 2011 (the last trading day of the fiscal year).
(5)	Represents performance share awards, for a target number of shares that are issueable, subject to attainment of performance conditions based on adjusted pre-tax profit. For purposes of this table, it is assumed that the target number of shares will be issued upon attaining the performance goal. For fiscal 2010, the Company achieved a level of pre-tax profit relative to the target which provided for the settlement equaling 200% of the target award, which was issued in shares on March 21, 2011, subject to the following vesting schedule:
	a.	Mr. Balmuth: Consists of 111,194 shares that will vest on January 14, 2013.
	b.	Mr. Call: Consists of 1,112 shares that vested on March 21, 2011; 1,112 shares that will vest on March 21, 2012; and 1,484 shares that will vest on March 21, 2013.
	c.	Ms. Rentler: Consists of 6,672 shares that vested on March 21, 2011; 6,672 shares that will vest on March 21, 2012; and 8,896 shares that will vest on March 21, 2013.
	d.	Mr. O’Sullivan: Consists of 6,672 shares that vested on March 21, 2011; 6,672 shares that will vest on March 21, 2012; and 8,896 shares that will vest on March 21, 2013.
	e.	Mr. Fassio: Consists of 6,672 shares that vested on March 21, 2011; 6,672 shares that will vest on March 21, 2012; and 8,896 shares that will vest on March 21, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options and upon the vesting of restricted stock during the fiscal year ended January 29, 2011:

Option Exercises and Stock Vested (Fiscal 2010)
	Option Awards		Stock Awards
	Number of
	Shares Acquired	Value Realized on	Number of Shares	Value Realized
Name & Principal	on Exercise	Exercise	Acquired on Vesting	on Vesting
Position	(#)	($) (1)	(#) (2)	($) (3)
Michael Balmuth Vice Chairman & Chief Executive Officer
	375,270	$7,240,449	139,657	$9,697,782
John G. Call Senior Vice President & Chief Financial Officer
	30,000	$1,386,608	4,590	$257,086
Barbara Rentler President & Chief Merchandising Officer
	39,000	$1,062,945	32,218	$1,778,639
Michael O'Sullivan President & Chief Operating Officer
	0	$0	21,297	$1,183,136
James S. Fassio President & Chief Development Officer
	15,775	$598,168	20,438	$1,131,787

(1)	The value realized from the exercise of stock options is calculated by multiplying the number of exercised shares by the difference between the exercise price and either the sale price (for a same-day-sale transaction), or the NASDAQ closing price per share of the Company's common stock on the date of exercise.
(2)	Represents the number of shares of restricted stock held by each NEO that vested during the fiscal year.
(3)	The value realized on vesting represents the number of shares of restricted stock that vested during fiscal 2010 multiplied by the closing price per share of the Company's common stock as reported by NASDAQ on the applicable vesting date.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs’ participation in the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”) and their contributions, aggregate earnings and any withdrawal activity during the year, and their account balances as of January 29, 2011. The Company made no contributions to the earnings reflected in the table during fiscal 2010.

Non-Qualified Deferred Compensation (Fiscal 2010)
	Account	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Balance at	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at
Name & Principal Position	1/30/10	Last FY (1)	Last FY	FY	Distributions	1/29/11
Michael Balmuth Vice Chairman & Chief Executive Officer	$701,238	$0	$0	$830	$0	$702,068
John G. Call Senior Vice President & Chief Financial Officer	$1,471,738	$272,408	$0	$151,801	$0	$1,895,947
Barbara Rentler President & Chief Merchandising Officer	$0	$0	$0	$0	$0	$0
Michael O'Sullivan President & Chief Operating Officer	$0	$0	$0	$0	$0	$0
James S. Fassio President & Chief Development Officer	$4,828,947	$0	$0	$960,483	$0	$5,789,430

(1)	Mr. Call's contribution represents a portion of the bonus earned under the Company's Second Amended and Restated Incentive Compensation Plan ("Incentive Compensation Plan") for the 2009 fiscal year that was subsequently paid in March 2010 based on the level of pre-tax earnings achieved relative to the pre-established target set in March 2009. His contribution is reflected in fiscal 2010 Non-Equity Incentive Compensation in the Summary Compensation Table.

Under the terms of the Company’s NQDC Plan, all executive officers and vice presidents are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year, at their election. The executive can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments over a period of up to a maximum of ten years, as elected by the executive.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officer did not receive the full Company match for which employees are eligible under the Company’s 401(k) Plan. In fiscal 2010, none of our NEOs received such a match.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the “Discussion of Summary Compensation Table,” we have entered into employment agreements with each of our NEOs. The current agreements provide for certain payments and other benefits if an NEO’s employment terminates under circumstances specified in the agreement or if there is a “change in control” of the Company. In new and renewed executive employment agreements going forward, change in control cash bonus payments will apply only in “double trigger” situations, as opposed to “single trigger” situations (see “Triggering Events” discussion below). The following table describes and quantifies estimated potential payments and benefits that would become payable under the NEOs’ employment agreements as they existed in fiscal 2010, if the NEOs’ employment terminated on January 28, 2011, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 28, 2011 and, where applicable, the Company’s closing stock price on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 28, 2011 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control

						Termination
						without Cause
		Termination	Termination		Change in	or for Good
		Without	upon Non-	Termination	Control	Reason
		Cause or for	Renewal of	for Cause,	Regardless	Following a
		Good Reason	Employment	Voluntary	of	Change in
Name & Principal Position	Type of Payment	(1)	Agreement	Resignation	Termination	Control
Michael Balmuth Vice Chairman & Chief Executive Officer	Cash Severance (2)	$4,652,558	$0	$0	$0	$6,551,434
	Equity Acceleration (3)	$20,976,803	$16,346,384	$0	$28,467,048	$0
	Estate/Financial Planning (4)	$440,000	$440,000	$440,000	$0	$440,000
	Health/Welfare Payments (5)	$1,162,948	$1,162,948	$1,162,948	$0	$1,162,948
	Transaction Payment (6)	$0	$0	$0	$3,000,000	$0
	Gross Up on Excise Tax (7)	n/a	n/a	n/a	$0
	Total:	$27,232,309	$17,949,332	$1,602,948	$31,467,048	$8,154,382
John G. Call Senior Vice President & Chief Financial Officer	Cash Severance (2)	$926,029	$0	$0	$0	$2,111,058
	Equity Acceleration (3)	$1,220,816	$1,143,219	$0	$1,791,903	$0
	Estate/Financial Planning (4)	$0	$0	$0	$0	$20,000
	Health/Welfare Payments (5)	$0	$0	$0	$0	$106,136
	Transaction Payment (6)	$0	$0	$0	$1,000,080	$0
	Gross Up on Excise Tax (7)	n/a	n/a	n/a	$0
	Total:	$2,146,845	$1,143,219	$0	$2,791,983	$2,237,194
Barbara Rentler President & Chief Merchandising Officer	Cash Severance (2)	$5,519,055	$0	$0	$0	$5,211,409
	Equity Acceleration (3)	$9,708,833	$9,398,463	$0	$16,755,142	$0
	Estate/Financial Planning (4)	$0	$0	$0	$0	$57,000
	Health/Welfare Payments (5)	$0	$0	$0	$0	$168,049
	Transaction Payment (6)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (7)	n/a	n/a	n/a	$4,082,698
	Total:	$15,227,888	$9,398,463	$0	$22,337,840	$5,436,458
Michael O'Sullivan President & Chief Operating Officer	Cash Severance (2)	$4,877,971	$0	$0	$0	$4,616,512
	Equity Acceleration (3)	$6,770,780	$6,464,842	$0	$13,057,961	$0
	Estate/Financial Planning (4)	$0	$0	$0	$0	$57,000
	Health/Welfare Payments (5)	$0	$0	$0	$0	$168,049
	Transaction Payment (6)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (7)	n/a	n/a	n/a	$3,957,715
	Total:	$11,648,751	$6,464,842	$0	$18,515,676	$4,841,561
James S. Fassio President & Chief Development Officer	Cash Severance (2)	$4,449,035	$0	$0	$0	$4,210,567
	Equity Acceleration (3)	$5,269,105	$5,036,329	$0	$9,451,900	$0
	Estate/Financial Planning (4)	$0	$0	$0	$0	$57,000
	Health/Welfare Payments (5)	$0	$0	$0	$0	$168,049
	Transaction Payment (6)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (7)	n/a	n/a	n/a	$2,787,264
	Total:	$9,718,140	$5,036,329	$0	$13,739,164	$4,435,616

(1)	In the event an NEO terminates due to disability, an additional amount of the NEO’s performance shares would vest (as described in the employment agreement discussion below) as follows: Mr. Balmuth, $3,639,379, Mr. Call, $121,363, Ms. Rentler, $727,915, Mr. O’Sullivan, $727,915, and Mr. Fassio, $727,915. In the event an NEO terminates due to death, each executive would only receive equity acceleration related to performance share awards and common shares earned through performance share awards (with the exception of Mr. Balmuth, whose spouse would be eligible to receive estate/financial planning and health/welfare payments for the remainder of her life, valued at $1,602,948 based on a life expectancy of 22 years) as follows: Mr. Balmuth, $17,836,933, Mr. Call, $668,151, Ms. Rentler, $3,157,267, Mr. O’Sullivan, $3,078,977, and Mr. Fassio, $2,731,907.

(2)	Cash severance is equal to the sum of the NEO’s salary and annual bonus payable for the period beginning on January 29, 2011, as of the day following the assumed employment termination date and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination “Without Cause” or “for Good Reason” following a change in control the cash severance is 2.99 times the sum of the NEO’s then current annual base salary and target annual bonus (except as to Mr. Balmuth and Mr. Call, as described). The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The cash severance amounts reflected in the table do not include the additional payments triggered by a change in control of the Company without regard to termination of employment. These additional payments are reported as “transaction payments,” as described in note 6 below. The annual salary rates as of January 28, 2011 upon which the cash severance is determined are: Mr. Balmuth, $1,160,239, Mr. Call, $510,713, Ms. Rentler, $942,133, Mr. O’Sullivan, $834,586, and Mr. Fassio, $761,198. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements described below are: Mr. Balmuth, $1,160,239 (100% of salary); Mr. Call, $280,893 (55% of salary); Ms. Rentler, $800,814 (85% of salary); Mr. O’Sullivan, $709,399 (85% of salary), and Mr. Fassio, $647,019 (85% of salary).
(3)	Equity acceleration represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of January 28, 2011, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment agreement, as described below. The value of each share subject to accelerated restricted stock and performance share award vesting is equal to our stock’s closing market price of $65.46 on the NASDAQ on January 28, 2011. The number of shares remaining unvested under each NEO’s restricted stock awards and performance share awards is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table.
(4)	These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: Mr. Balmuth, $20,000, Mr. Call, $10,000, and $18,000 for each of Ms. Rentler, Mr. O’Sullivan and Mr. Fassio. Mr. Balmuth is entitled to lifetime benefits, assumed to be provided for his life expectancy of 22 years and each of the other NEOs is entitled to the greater of two years or the remainder of the agreement term upon a termination of employment following a change in control.
(5)	In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company’s expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance and certain “matching contributions” (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event. This value was calculated based on the current annual cost of those benefits of $52,861 and life expectancy of 22 years for Mr. Balmuth. For the other NEOs, the amounts in the table reflect medical, dental, vision and behavioral health insurance coverage for the greater of two years or the remainder of the agreement term upon a termination of employment following a change in control. In addition, Mr. Balmuth’s spouse is entitled to medical insurance for so long as Mr. Balmuth remains married and employed by the Company.
(6)	The transaction payments are additional cash compensation paid on a “single trigger” basis following a change in control of the Company. These amounts are not conditioned on termination of employment and are paid as additional salary for a period of two years or until the NEO voluntarily resigns (except for Mr. Balmuth), dies or is terminated for cause. For the purposes of this table, a change in control is assumed to occur on January 28, 2011, and the transaction payment period is assumed to commence on January 29, 2011. The annual transaction payments are: Mr. Balmuth, $1,500,000, Mr. Call, $500,040, Ms. Rentler, $750,000, Mr. O’Sullivan, $750,000, and Mr. Fassio, $750,000.
(7)	NEOs may be subject to a federal excise tax on compensation they receive in connection with a change in control of the Company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided to an NEO that are contingent upon a change in control or a closely related event, such as termination of employment, may be subject to a 20% excise tax to the extent of the excess of such value over the NEO’s average annual taxable compensation from the Company for the five years preceding the year of the change in control (or such shorter period as the NEO was employed by the Company) if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. As described below, an NEO who incurs any such excise tax will be entitled to receive from the Company a “gross-up payment” in an amount necessary to place him or her in the same after-tax position had no portion of such contingent payments been subject to excise tax. The amount of the gross-up payments in the table are based on a Section 4999 excise tax rate of 20%, the maximum federal marginal income tax rate of 35% and the maximum marginal rate of the applicable state (and city if applicable) income tax after adjustment to reflect the deductibility of state and city income tax for federal income tax purposes (i.e., an adjusted New York state income tax rate of 5.83% applicable to Ms. Rentler; an adjusted California income tax rate of 6.86% applicable to Mr. O’Sullivan and Mr. Fassio). In accordance with the NEO employment agreements, Medicare tax and the phase-out of itemized deductions have not been taken into account. For the purposes of this calculation, it is assumed that the amounts subject to Section 280G will not be discounted as attributable to reasonable compensation, that no value will be attributed to any non-competition agreement applicable to the NEO, and that equity awards granted during the one-year period before the change in control will not be treated as contingent upon the change in control. A portion of the gross-up on excise tax will be paid upon a change in control and the balance upon termination of employment following a change in control.

Triggering Events

The right to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2010, described in the table above, depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:
  Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than “cause” or the NEO’s disability or death.

  Termination for Cause: We will have “cause” for termination if an NEO continuously fails to perform his or her duties or intentionally engages in illegal or grossly negligent conduct that is materially injurious to the Company, for an NEO’s theft, dishonesty, breach of fiduciary duty for personal profit or falsification of Company documents, or for an NEO’s knowing or intentional misconduct that results in the Company having to prepare an accounting restatement. Prior to such termination, we are required to give the NEO a specified notice, and the NEO must have failed to cure his or her conduct, to the extent a cure is possible, within a specified period.

  Termination for Good Reason: An NEO may resign for “good reason” within sixty days after providing written notice to the Company any of the following events, if the Company does not cure within thirty business days after such notice: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement; (2) a significant diminishment in the nature or scope of the NEO’s position without his or her consent; or (3) without his or her consent, a relocation of the NEO’s principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth). In addition, Mr. Balmuth’s agreement permits him to resign for good reason if he is not elected Chairman of the Board of Directors when Mr. Ferber ceases to fill that office.

  Termination Due to Disability: An NEO’s employment will have terminated due to disability if the NEO is absent from his or her duties on a full-time basis for a period of six consecutive months as a result of a physical or mental illness, impairment or condition.

  Termination upon Non-Renewal of Employment Agreement: The NEOs’ employment agreements typically provide for an initial term of three or four years, subject to one or more extensions for additional consecutive terms of two years. However, an NEO’s employment agreement will expire at the end of its then current term if either the NEO fails to request an extension of the employment agreement term or the Compensation Committee does not approve an extension.

  Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than “good reason” or disability.
In addition to payments and benefits resulting from the employment termination circumstances described above, the NEO’s employment agreements provide for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2010, these payments and benefits had either a “single trigger” or a “double trigger”, as follows:
  Change in Control without Regard to Termination: As described below, under the employment agreements existing during fiscal 2010, NEO employment agreements provided for specified payments and benefits on a “single trigger” basis, meaning that they are triggered by the occurrence of a change in control of the Company and are not conditioned on the NEOs’ subsequent termination of employment. The NEO employment agreements provide that a “change in control” of the Company occurs if: (1) any person or group acquires more than 35% of the total fair market value or voting power of the Company’s stock; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock; or (3) there is a sale, exchange or transfer of substantially all of the Company’s assets. Going forward, it is the Company’s intent that new NEO employment agreements and renewals provide change in control payment benefits only on a “double trigger” basis.

  Termination without Cause or for Good Reason following Change in Control: In addition to the payments and benefits provided under the NEO employment agreements existing during fiscal 2010 on a “single trigger” basis, the NEO employment agreements provide for certain payments and benefits on a “double trigger” basis. These additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreement with Mr. Balmuth

Our existing agreement with Mr. Balmuth provides that if his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary through the remaining term of his employment agreement. He would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, with the bonus amount based on the annual bonus that would have been earned had he not been terminated, but in any case not to exceed 100% of his target bonus. In addition, all of Mr. Balmuth’s stock options would vest in full, all performance share awards would vest in full based on actual achievement of the performance goals, all restricted shares earned through performance share awards would vest in full, and his restricted stock would vest on a pro rata basis.

If Mr. Balmuth’s employment agreement expires as a result of its non-renewal, Mr. Balmuth would be entitled to any compensation and benefits earned through the date of expiration. In addition, his unvested restricted stock would vest in full. The number of performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. His stock options would cease to vest as of his employment termination date. He would also be entitled to receive an annual bonus for the completed fiscal year as if he was employed at the time the bonus was paid under the Incentive Compensation Plan.

If Mr. Balmuth is terminated for cause, resigns voluntarily other than for good reason, or dies, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. The vesting of his stock options would cease as of the termination date, and any unvested restricted stock awards and performance share awards would be forfeited.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth will continue to be eligible for certain Company-paid benefits until death, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, vision and behavioral health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance, estate planning expense reimbursements and certain “matching contributions” (as that term is defined in his agreement). In addition, Mr. Balmuth’s spouse is entitled to medical insurance for so long as Mr. Balmuth remains married and employed by the Company.

Under Mr. Balmuth’s current existing employment agreement, if the Company undergoes a change in control, the term of Mr. Balmuth’s employment agreement would continue until the later of two years after the change in control or the expiration of the agreement’s then current term. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus during this period. In addition to these payments, Mr. Balmuth would receive as additional salary the sum of $1,500,000 per year for two years after the effective date of the change in control or until he dies or is terminated for cause. All shares of restricted stock awards and performance share awards held by Mr. Balmuth would become fully vested, the target number of performance share awards would vest in full and all unvested stock options held by Mr. Balmuth would either be assumed by the acquiring or successor corporation or become fully vested as described below under “Applicable Terms of Equity Award Plans.” Going forward, it is the Company’s intent that any new employment agreement or renewals for Mr. Balmuth provide for change in control payment benefits only on a “double trigger” basis.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or he resigns for any reason, in addition to the compensation and benefits triggered by the change in control as described above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement. Further, all stock options held by Mr. Balmuth would become fully vested and would remain exercisable for a period of two years from the date of his termination.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay to Mr. Balmuth a “gross-up payment.” The gross-up payment will be in an amount necessary to place him in the same after-tax position had no portion of such payments and benefits been subject to the excise tax.

Employment Agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan and Mr. Fassio

In fiscal 2010, our agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan, and Mr. Fassio provided that if the NEO’s employment is terminated without cause, he or she resigns for good reason, or his or her employment terminates due to disability, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted shares would vest in a pro rata portion based on time employed. For termination without cause or for good reason, the number of performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. For termination due to disability, all performance share awards would vest in full based on actual achievement of the performance goals.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Further, the NEO would vest in a pro rata portion of his or her restricted stock awards, based on the number of full months of employment between the date of grant and his or her termination date. If the employment agreement expires prior to the end of a performance period, the number of performance shares earned is based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. The NEO’s stock options would cease to vest as of his or her employment termination date.

If the NEO is terminated for cause, resigns voluntarily other than for good reason, or dies, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date, the number of performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Any unvested restricted stock awards would be forfeited.

Our agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan, and Mr. Fassio that existed during fiscal 2010 provided that in the event there is a change in control of the Company, each NEO would be entitled to receive as additional salary a specified sum payable for two years after the effective date of the change in control, unless and until the NEO voluntarily resigns or is terminated for cause. Such amounts are: Mr. Call, $500,040, Ms. Rentler, $750,000, Mr. O’Sullivan, $750,000, and Mr. Fassio, $750,000. Further, all restricted stock held by these NEOs would vest in full, the target number of performance share awards would vest in full and all unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below under “Applicable Terms of Equity Award Plans.” Going forward, it is the Company’s intent that new NEO employment agreements and renewals provide for change in control payment benefits only on a “double trigger” basis as described in “Triggering Events” on page 44 above.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or he or she resigns for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. (Under Mr. Call’s employment agreement that existed during fiscal 2010, he would be entitled to salary and annual bonus payments for the greater of the remainder of his term or two years; the Company intends to modify this provision going forward, to match the 2.99 salary and target annual bonus provided in other current NEO agreements). In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the greater of the remaining contract term or two years following his or her termination.

The NEOs’ employment agreements provide that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay to the NEO a “gross-up payment.” The gross-up payment will be in an amount necessary to place the NEO in the same after-tax position had no portion of such payments and benefits been subject to the excise tax.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Under the terms of the individual award agreements for each participant in our equity award plans, including executive officers, the Board has provided that, in the event of a change in control of the Company, any unvested shares of restricted stock will automatically become completely vested and the vesting of any outstanding stock options that are not assumed by the acquiring or successor corporation will be accelerated in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Orban and Mr. Bjorklund have served on our Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2010, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, its Chairman of the Board. Further details are described in this Proxy Statement under the caption “Compensation of Directors.” The Company’s procedure for the review, approval or ratification of related party transactions is to present them to the Audit Committee for its approval, except for compensation-related transactions approved by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report to the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Reports received by the Company indicate that all reports were filed on a timely basis.

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of materials and to provide incremental support in soliciting proxies.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at our next Annual Meeting of Stockholders (1) must be received by the Company at its offices at 4440 Rosewood Drive, Pleasanton, California 94588-3050 no later than December 16, 2011 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

By Order of the Board of Directors,

Mark LeHocky Corporate Secretary

Dated: April 15, 2011

APPENDIX A
PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

Article SIXTH, subsections B and C of the Certificate of Incorporation is proposed to be amended to read in full as follows:

SIXTH:

     B. ~~Classification~~ Annual Election of Directors. ~~The~~ Until the 2014 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the ~~1990~~ 2014 annual meeting of stockholders, the term of office of the second class to expire at the ~~1991~~ 2012 annual meeting of stockholders, and the term of office of the third class to expire at the ~~1992~~ 2013 annual meeting of stockholders. At each annual meeting of stockholders ~~following such initial classification and election~~ beginning in 2012, directors shall be elected to succeed those directors whose terms expire, for a one-year term of office, to expire at ~~the third succeeding annual meeting of stockholders after their election~~ the next annual meeting of stockholders after their election. Beginning with the 2014 annual meeting of stockholders, the entire Board of Directors shall be subject to election at each annual meeting of stockholders, for a one-year term of office, to expire at the next annual meeting of stockholders after their election, and the Board of Directors will no longer be divided into classes. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     C. Filling Vacancies on the Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders (or, prior to the 2014 annual meeting of stockholders, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires). No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ROSS STORES, INC. 4440 ROSEWOOD DRIVE PLEASANTON, CA 94588-3050
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M34063-P08352	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ROSS STORES, INC.		For	Withhold	For All
		All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES AND PROPOSALS, AND FOR THE "3 YEARS" ALTERNATIVE UNDER PROPOSAL 5:		☐	☐	☐
1.	To elect two Class I Directors for a three-year term as proposed in the accompanying Proxy Statement
Nominees:
	01)	George P. Orban
	02)	Donald H. Seiler
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	To approve the existing Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	☐	☐

3.	To approve an amendment to the Company's Certificate of Incorporation to adopt annual elections for directors elected beginning in 2012 (de-classification of the Board).	☐	☐	☐

4.	Advisory vote to approve the resolution on the compensation of the named executive officers.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

5.	Advisory vote on the frequency of holding future advisory votes to approve a resolution on the compensation of the named executive officers.	☐	☐	☐	☐

		For	Against	Abstain

6.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M34064-P08352

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Balmuth and Mark LeHocky, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the “Company”), to be held on May 18, 2011 at 1:00 p.m. PDT, at the Company’s corporate office located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES, FOR EACH OF PROPOSALS 2, 3, 4 AND 6, IN FAVOR OF THE 3 YEARS ALTERNATIVE UNDER PROPOSAL 5, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)